Exhibit 1.5

(Translation)

REGULATIONS OF THE AUDIT COMMITTEE

OF

NOMURA HOLDINGS, INC.

(Nomura Horudingusu Kabushiki Kaisha)

Article 1. (Purpose)

1. Pursuant to the “Regulations of the Organization”, these Regulations shall provide for necessary matters with respect to the operation of the Audit Committee.

2. The purpose of the Audit Committee is to promote lawful, proper and efficient business operations of the Nomura Group through performing its functions.

3. All matters concerning the Audit Committee shall, except as otherwise provided for by laws or ordinances or by the Articles of Incorporation, be governed by the provisions of these Regulations.

Article 2. (Constitution)

1. The Audit Committee shall consist of directors elected by the board of directors (hereinafter, referred to as the “Member Directors”).

2. The Audit Committee shall consist of three or more directors; provided, however, the majority of the Member Directors shall be outside directors who are not executive officers of the Company.

3. The Member Directors shall not currently assume the position of executive officer, employee or executive director of the Company or its subsidiaries (including its consolidated companies).

4. The board of directors shall determine the Chairman of the Audit Committee.

5. Directors specially appointed by the board of directors (hereinafter referred to as the “Audit Mission Directors”) may attend meetings of the Audit Committee; provided, however, that the Audit Mission Directors are not able to attend the meeting in case the Audit Committee instructs the Audit Mission Directors not to attend the meeting.

6. In accordance with applicable provisions of the Sarbanes-Oxley Act of 2002 and its related SEC and NYSE rules, all Member Directors shall be independent and, in principle, at least one Member Director shall be a financial expert.

Article 3. (Holding of Meetings)

A meeting of the Audit Committee shall be held not less frequently than quarterly.

Article 4. (Place of Holding of Meetings)

Meetings of the Audit Committee shall be held at the head office of the Company; provided, however, that, if necessary, the meetings may be held at any other place or by telephone or other means at two or more places.

Article 5. (Convocation of Meetings)

The Chairman of the Audit Committee shall convene a meeting of the Audit Committee; provided, however, that any other Member Director shall not be precluded from convening the meeting.

Article 6. (Convocation Notices)

1. Notice of a meeting of the Audit Committee shall be given to each Member Director at least two (2) days prior to the date set for such meeting.

2. With the consent of all Member Directors, a meeting of the Audit Committee may be held without following the convocation procedure provided for in the foregoing paragraph.

Article 7. (Agenda)

The agenda of a meeting of the Audit Committee shall be notified in advance to all Member Directors entitled to be present at the meeting; provided, however, that in an unavoidable case, the foregoing shall not be applied.

Article 8. (Chairman of Meetings)

The Chairman of the Audit Committee shall act as chairman of meetings of Audit Committee. When the Chairman is unable so to act, a chairman of meetings shall be elected from among the other Member Directors.

Article 9. (Resolutions)

1. The resolution of a meeting of the Audit Committee shall be adopted by an affirmative vote of a majority of the Member Directors present which Member Directors present shall constitute a majority of all Member Directors then in office.

2. No Member Director who has a special interest in any matter requiring a resolution shall be entitled to vote on such matter.

Article 10. (Matters Requiring Resolutions)

The following matters shall be referred to meetings of the Audit Committee:

(1) Matters concerning the fundamental policy and performing plans of audits;

(2) Matters concerning the assignment of duties among Member Directors;

(3) Particulars of proposals concerning the election and dismissal of the independent auditor and the non-retention of the independent auditor to be submitted to a general meeting of shareholders;

(4) Particulars of proposals concerning the election and dismissal of the SEC independent auditor (which audits the Company’s consolidated financial statements filed with the SEC) and the non-retention of the SEC independent auditor to be submitted to the board of directors.

(5) Matters regarding pre-approval of the services provided by the SEC independent auditor;

(6) Matter concerning whistle-blowing procedures regarding accounting or auditing matters; and

(7) In addition to the foregoing items, matters concerning the execution by Member Directors of their duties.

Article 11. (Matters to be Reported)

1. Each Member Director shall report at a meeting of the Audit Committee the method, process and result of the audit performed by the Member Director.

2. In the event that a Member Director receives any important report, opinion or document from any director, the independent auditor or other person, the Member Director shall report to that effect at a meeting of the Audit Committee.

3. In the event that a director or an executive officer finds any fact that should cause the Company to incur a great loss, the executive officer shall report immediately to a Member Director.

Article 12. (Powers Concerning Request for Stopping Unlawful Act)

1. In case Member Directors consider that an executive officer does or threatens to do an act not falling within the scope of the object of the Company or any other act in violation of laws, ordinances or the Articles of Incorporation, they shall report the same at a meeting of the board of directors.

2. In case an executive officer does or threatens to do the act prescribed in the preceding paragraph and there exist fears that serious damages may accrue to the Company due thereto, Member Directors may request the executive officer to stop the act.

Article 13. (Powers Concerning Investigation)

1. The Member Directors designated by the Audit Committee have powers prescribed in the following items:

a.	Powers to request other directors, executive officers and employees to make report on the matters concerning the execution of their duties;

b.	Powers to investigate the conditions of the business and property of the Company;

c.	Powers to request for the Company or its subsidiaries to make report on the status of operation of its business or investigate the conditions of the business and property of the Company or its subsidiaries, whenever it is necessary to exercise powers of the Audit Committee; and

d.	Any other powers regarding audits deemed to be necessary by the Audit Committee.

2. The Member Directors prescribed in the preceding paragraph shall observe the resolution of the Audit Committee with respect to the matters concerning request and receipt of the report or investigation under the provision of each item in the preceding paragraph.

Article 14. (Instructions for Audit Mission Director)

1. The Audit Committee or Member Directors designated by the Audit Committee may give Audit Mission Directors necessary instructions when the Audit Mission Directors perform the following functions:

a.	Attendance at meetings of the Board of Executive Officers, Executive Management Board, Internal Controls Committee, Commitment Committee and other important committees;

b.	Hearing of report on the execution of the business from executive officers and employees;

c.	Inspection and investigation of minutes of the meetings prescribed in item (a) above, documents circulated for obtaining approval and other documents relating to the execution of the business; and

d.	Inspection of the Company or its subsidiaries.

2. Audit Mission Directors shall make report to the Audit Committee on the state of performance of their functions prescribed in each item in the preceding paragraph; provided, however, that the Audit Mission Directors shall not be precluded from reporting to the board of directors.

Article 15. (Attendance of Persons Other Than Member Directors)

1. The Audit Committee may ask persons other than Member Directors to attend a meeting of the Audit Committee, to report on the relevant matters and to express their opinions thereat whenever necessary.

2. The directors, executive officers or employees attending pursuant to the preceding paragraph shall explain to the Audit Committee matters demanded by the Audit Committee.

Article 16. (Receipt of Financial Statements, etc.)

A Member Director designated by the Audit Committee shall receive financial statements (including consolidated financial statements) and their annex specifications (collectively referred to as “financial statements”) from an executive officer designated by the board of directors (hereinafter referred to as the “Designated Executive Officer”) and audit reports (including audit reports of consolidated financial statements, the same applies hereinafter) from the independent auditor.

Article 17. (Preparation of Audit Report)

1. The Audit Committee shall, within one week after the day on which it receives the audit report under the preceding article, prepare and submit an audit report to the Designated Executive Officer, and also deliver a certified copy thereof to the independent auditor.

2. The audit report to be prepared by the Audit Committee pursuant to the provision of the preceding paragraph shall state the matters prescribed in the relevant laws and regulations (Article 21-29, paragraph 2 of “Law for Special Exceptions to the Commercial Code concerning Audit, etc. of Kabushiki-Kaisha and Article 189, paragraph 2 of the Ministry of Justice Ordinance concerning the Commercial Code) and others.

3. In the case of the foregoing paragraph, any Member Director’s opinion may be stated in the audit report.

4. Each Member Director shall affix his signature and seal to the audit report.

5. The Audit Committee shall provide each director (excluding the Member Directors of the Audit Committee) with the information contained or recorded in the financial statements, the audit report of the independent auditor and the audit report of the Audit Committee immediately after submission of the audit report prescribed in the paragraph 1.

Article 18. (Report from the SEC Independent Auditor)

The Audit Committee shall receive report from the SEC independent auditor on the audit report of the Company’s consolidated financial statements filed with the SEC (including resolution of disagreements between executive officers and the SEC independent auditor regarding the relevant financial reporting).

Article 19. (Engagement of Outside Advisers)

The Audit Committee or the Member Director designated by the Audit Committee may engage attorneys, certified public accountants, consultants or other outside advisers at the Company’s expenses without pre-approval by the board of directors or executive officers in case such engagement is deemed to be necessary for audits.

Article 20. (Pre-approval of the Audit Services)

The Audit Committee shall pre-approve the audit or non-audit services provided by the SEC independent auditor in accordance with the determination regarding matters prescribed in Article 10, Item (5).

Article 21. (Minutes of Meetings)

1. The substance of proceedings at a meeting of the Audit Committee and the results thereof shall be recorded in minutes of the meeting, and the Member Directors present shall affix their names and seals thereto.

2. The minutes of the meeting of the Audit Committee shall be kept at the head office of the Company for ten (10) years.

3. The minutes of meetings of the Audit Committee shall not be offered to public perusal or permitted to be reproduced, except to the shareholders or creditors who have complied with formalities prescribed by laws or ordinances.

4. Any director may peruse or reproduce the minutes of meetings of the Audit Committee.

Article 22. (Notices to Absent Member Directors)

Resolutions made at a meeting of the Audit Committee shall be notified to Member Directors who were absent from such meeting.

Article 23. (Report to the Board of Directors)

The Member Director appointed by the Audit Committee shall report to the board of directors on the status of execution of the function in Audit Committee without delay.

Article 24. (Lawsuits)

The Audit Committee may designate a Member Director who shall represent the Company with respect to lawsuits between the Company and its directors or executive officers or shareholder derivative actions prescribed in the Commercial Code.

Supplementary Provision

These Regulations shall come into force as from June 26, 2003.

Date of Amendments

April 28, 2004	May 1, 2005